                             BURNHAM INVESTORS TRUST
                                  on behalf of

                                  Burnham Fund
                         Burnham Financial Services Fund
                          Burnham Small Cap Value Fund
                                (each, a "Fund")

                          RULE 12b-1 DISTRIBUTION PLAN

Class A and Class B Shares

      WHEREAS, BURNHAM INVESTORS TRUST, a Delaware business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, the Trust has issued and is authorized to issue shares of beneficial interest with a par value per share as set forth in the Agreement and Declaration of Trust ("Shares");

      WHEREAS, the Board of Trustees of the Trust (the "Board") has established and designated two classes of Shares of each Fund, Class A Shares and Class B Shares;

      WHEREAS, Burnham Securities Inc. (the "Distributor") serves as the principal distributor of the Shares pursuant to the Distribution Contract between the Trust and the Distributor dated September 7, 1989 and amended as of August 27, 1998, which Distribution Contract, as amended, has been duly approved by the Board, in accordance with the requirements of the Act
(the "Distribution Contract");

      WHEREAS, each Fund plans to offer Class A Shares and Class B Shares pursuant to Rule 18f-3 under the Act, which permits each Fund to implement a multiple class distribution system providing investors with the option of purchasing shares of various classes;

      WHEREAS, the Board as a whole, and the trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the "Plan") or any agreements related to the Plan (the "Qualified Trustees"), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Plan should be implemented, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund, the applicable class and the shareholders of each class, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

      NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

      1. (a). The Trust shall pay to the Distributor, as the principal distributor of the Shares, a distribution fee at the rate of up to .25% per annum of the average daily net asset value of the Class A Shares of each Fund. The fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

            (b). The Trust shall pay to the Distributor, as the principal distributor of the Shares, a distribution fee at the rate of up to .75% per annum of the average daily net asset value of the Class B Shares of each Fund and a service fee at a rate of up to .25% per annum of the average daily net asset value of the Class B Shares of each Fund. Each fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

      2. The amounts set forth in paragraph 1 of the Plan shall be paid for the Distributor's services and expenses as the principal distributor of each Fund's Class A Shares and Class B Shares and shall be used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of each Fund's Class A and Class B Shares, and where suitable and appropriate, the retention of each Fund's Class A and Class B Shares by the respective Fund's shareholders, and in connection therewith may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of each Fund's Class A and Class B Shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; and allowances to other broker-dealers.

      3. The Plan shall not take effect as to a class of Shares of a Fund until it has been approved by (a) a vote of at least "a majority of the outstanding voting securities" (as defined in the Act) of that class of Shares of that Fund, and (b) a majority vote of both (i) the Board, and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

      4. The Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of both (i) the Board, and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

      5. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and the purposes for which such expenditures were made.

      6. The Plan may be terminated as a class of Shares of a Fund at any time by a majority vote of the Qualified Trustees or by a "vote of a majority of the outstanding voting securities" (as defined in the Act) of that class of Shares of that Fund.

      7. The Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 above unless such amendment is approved by the shareholders in the manner provided in subparagraph 3(a) above, and no material amendment to the Plan shall be made unless approved by the Board and the Qualified Trustees in the manner provided in subparagraph 3(b) above.

      8. While the Plan shall be in effect, the selection and nomination of trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the trustees then in office who are not "interested persons" of the Trust.

      9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated:  April 26, 1995, as amended __________________,    .

            Burnham Investors Trust

            By:__________________________
            Name:
            Title:

            Burnham Securities Inc.

            By:__________________________
            Name:
            Title: